Exhibit 10.1

INVESTOR RIGHTS AGREEMENT

BY AND BETWEEN

ADT INC.

AND

STATE FARM FIRE & CASUALTY COMPANY

DATED AS OF

October 13, 2022

i

Section 10.	Reorganization Transactions	31

Section 11.	Miscellaneous Provisions	32
11.1.	Governing Law; Jurisdiction; Waiver of Jury Trial	32
11.2.	Amendment	33
11.3.	Termination	33
11.4.	Transfer of Lock-Up Shares	33
11.5.	Notices	34
11.6.	Specific Performance	35
11.7.	Treatment of Certain Transfers	35
11.8.	Counterparts	35
11.9.	Severability	35
11.10.	Further Efforts	36
11.11.	Extension of Time, Waiver, Etc.	36
11.12.	Entire Agreement; No Third-Party Beneficiaries	36
11.13.	No Personal Liability	36
11.14.	Non-Recourse	36
11.15.	No Partnership Status	37
11.16.	Binding Effect	37
11.17.	Further Acknowledgements	38
11.18.	Interpretation	38
11.19.	Assignment	39

ii

This INVESTOR RIGHTS AGREEMENT is made as of October 13, 2022 (this “Agreement”) by and between ADT Inc., a Delaware corporation (the “Company”), and State Farm Fire & Casualty Company, an Illinois stock insurance company (the “Investor” and, together with the Company, the “Parties”). Capitalized terms used herein but not defined herein are as defined in the Purchase Agreement (as defined below).

WHEREAS, in connection with the transactions contemplated by that certain Securities Purchase Agreement by and between the Company and the Investor dated as of September 5, 2022 (the “Purchase Agreement”), the Company has issued, sold and delivered to the Investor, and the Investor has purchased and acquired from the Company, 133,333,333 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”, and the shares of Common Stock purchased by the Investor pursuant to the Purchase Agreement, the “Lock-Up Shares”) at a price of $9.00 per share of Common Stock (the “Purchase Price”, and such issuance, sale, delivery, purchase and acquisition, the “Purchase”);

WHEREAS, pursuant to the Purchase Agreement, the Company agreed to commence a cash tender offer (the “Tender Offer”) to purchase up to 133,333,333 shares of Common Stock and, in order to comply with the terms of the Company Charter, shares of Class B Common Stock (as defined below), in the aggregate (the “Maximum Amount”) at a price per share equal to the Purchase Price;

WHEREAS, concurrently with the execution of the Purchase Agreement, and as a condition and material inducement to the willingness of the Company to enter into the Purchase Agreement, the Company entered into a Tender and Support Agreement with certain of the Company’s stockholders, pursuant to which such stockholders have, among other matters, agreed to collectively tender a number of shares of Common Stock beneficially owned by such stockholders equal in the aggregate to at least the Maximum Amount in the Tender Offer;

WHEREAS, concurrently with the execution of the Purchase Agreement, and as a condition and material inducement to the willingness of the Company to enter into the Purchase Agreement, the Company entered into a Support Agreement with Google LLC (“Google Investor”), pursuant to which Google Investor has, among other matters, agreed to not tender any shares of Class B common stock, par value $0.01 per share, of the Company (“Class B Common Stock”) or shares of Common Stock issued or issuable upon conversion of any shares of Class B Common Stock in the Tender Offer; and

WHEREAS, as a condition to the willingness of the Company and the Investor to consummate the transactions contemplated by the Purchase Agreement and for other good and valuable consideration received, the Parties are entering into this Agreement, which sets forth certain terms and conditions regarding, among other things, transfer restrictions and registration rights to which the Lock-Up Shares will be subject.

NOW, THEREFORE, the Parties hereby agree as follows:

Section 1. Definitions.

As used in this Agreement:

“50% Beneficial Ownership Requirement” means that the Investor and its Permitted Transferees continue to beneficially own shares of Common Stock that represent at least fifty percent (50%) of the Lock-Up Shares.

“Acceptance Notice” has the meaning ascribed to such term in Section 2.1(d).

“Activist Shareholder” means, as of any date of determination, a Person (other than the Investor and its Affiliates) that, to the Investor’s actual knowledge (after reasonable inquiry, which shall be satisfied by review of Factset, Activist Insight or a similar online resource), has, directly or indirectly through its Affiliates, whether individually or as a member of a Group, within the three (3)-year period immediately preceding such date of determination (a) called or publicly sought to call a meeting of the stockholders or other equityholders of any Person not publicly approved (at the time of the first such action) by the board of directors or similar governing body of such Person, (b) publicly initiated any proposal for action by stockholders or other equityholders of any Person initially publicly opposed by the board of directors or similar governing body of such Person, (c) publicly sought election to, or to place a director or representative on, the board of directors or similar governing body of a Person, or publicly sought the removal of a director or other representative from such board of directors or similar governing body, in each case, which election or removal was not recommended or approved publicly (at the time such election or removal is first sought) by the board of directors or governing body of such Person or (d) publicly disclosed any intention, plan or arrangement to do any of the foregoing.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect at least a majority of the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings. Notwithstanding anything herein to the contrary, for purposes of this Agreement, other than in the case of the definitions of “Control Transfer,” “Transferring Party” and “Related Parties,” Section 5.1, Section 5.3(c), Section 11.14, and Section 11.17, no portfolio company (other than the Company and its Subsidiaries) or investment fund or account affiliated with or managed by affiliates of Apollo Global Management, Inc. shall be deemed Affiliates of any of the Company or its Subsidiaries, nor shall any of the Company or its Subsidiaries be deemed Affiliates of any portfolio company (other than any of the Company or its Subsidiaries) or investment fund or account affiliated with or managed by affiliates of Apollo Global Management, Inc.

“Agreement” has the meaning ascribed to such term in the preamble.

“Board” means the Board of Directors of the Company and any duly authorized committee thereof.

“Closing” means the consummation of the Purchase.

“Common Stock” has the meaning ascribed to such term in the recitals.

“Company” has the meaning ascribed to such term in the preamble.

“Company Acceptance Notice” has the meaning ascribed to such term in Section 2.2.

“Company Proposed Sale” has the meaning ascribed to such term in Section 2.2.

“Company ROFR Acceptance Period” has the meaning ascribed to such term in Section 2.2.

“Company ROFR Offer” has the meaning ascribed to such term in Section 2.2.

“Company ROFR Purchase Price” has the meaning ascribed to such term in Section 2.2.

“Compass Solar Agreement” means that certain Investor Rights Agreement, dated December 8, 2021, by and among the Company and the holders thereto, as may be amended, supplemented, restated or otherwise modified from time to time.

“Confidential Information” has the meaning ascribed to such term in Section 9.2.

“Control Transfer” means a Transfer (other than a Permitted Transfer) which would have the effect of transferring to a Person or Group that is not an Affiliate of TopCo Parent a number of shares of Common Stock such that, following the consummation of such Transfer, such Person or Group possesses fifty percent (50%) or more of the outstanding voting stock or equity securities of the Company or the voting power to elect a majority of the Board (whether by merger, consolidation or sale or transfer or otherwise).

“Drag-Along Holder” has the meaning ascribed to such term in Section 5.1.

“Drag-Along Notice” has the meaning ascribed to such term in Section 5.2.

“Drag-Along Transaction” has the meaning ascribed to such term in Section 5.1.

“Excluded Securities Transaction” means any issuance of Common Stock, Class B Common Stock or other Company Securities by the Company (i) pursuant to Rule 144 in brokers’ transactions (as defined thereunder), (ii) in a market transaction exempted under Rule 144A under the Securities Act to a “qualified institutional buyer” that is a financial institution or (iii) in any other underwritten offering; provided, in each case, that the Company does not issue any Common Stock, Class B Common Stock or other Company Securities to, or request, encourage or knowingly permit any brokers or “qualified institutional buyers” to resell such Common Stock, Class B Common Stock or other Company Securities, as applicable, to, any Person who is known or reasonably should be known by such entity to be a Specified Purchaser.

“Exempt Prospectus Supplement” means any prospectus supplement to a Registration Statement pursuant to which the Company shall offer solely equity securities as consideration for an acquisition. For the avoidance of doubt, a prospectus supplement that provides for the offer of securities by any Person other than the Company shall not be an Exempt Prospectus Supplement.

“Fall-Away Event” means the first day on which the Investor and its Permitted Transferees no longer meet the 50% Beneficial Ownership Requirement.

“Google Investor” has the meaning ascribed to such term in the recitals.

“Google Investor Rights Agreement” means, collectively, (a) the Investor Rights Agreement, by and between the Company and Google LLC, dated as of September 17, 2020 and (b) the Investor Side Agreement, by and between TopCo Parent and Google LLC, dated as of July 31, 2020.

“Group” has the meaning ascribed thereto in Section 13(d)(3) of the Exchange Act.

“Inspectors” has the meaning ascribed to such term in Section 4.4(o).

“Investor” has the meaning ascribed to such term in the preamble.

“Investor Designee” has the meaning ascribed to such term in Section 6.1.

“Investor Parent” has the meaning ascribed to such term in Section 2.1(b)(i).

“Investor Parties” means the Investor and each permitted transferee of the Investor to whom shares of Common Stock are transferred pursuant to Section 2.1(b)(i).

“Investor Side Agreement” has the meaning ascribed to such term in Section 2.1(a).

“Lock-Up Period” has the meaning ascribed to such term in Section 2.1.

“Lock-Up Shares” has the meaning ascribed to such term in the recitals.

“Marketable Securities” means any security that (a) is of a class that is publicly traded on a U.S. national securities exchange and (b) as of the relevant date of determination, is not subject to any material legal or other restrictions (including volume and timing) on the sale or disposition thereof.

“Marketed Underwritten Offering” has the meaning ascribed to such term in Section 4.2(a).

“Maximum Amount” has the meaning ascribed to such term in the recitals.

“MIRA” means the Amended and Restated Management Investor Rights Agreement among the Company, Prime Security Services Topco Parent, L.P. and other parties thereto, dated January 23, 2018.

“New Holdco” has the meaning ascribed to such term in Section 10.

“Non-Marketed Underwritten Offering” has the meaning ascribed to such term in Section 4.2(b).

“Non-Underwritten Shelf Takedown” has the meaning ascribed to such term in Section 4.2(c).

“offer” means an irrevocable written offer.

“Offering Party” has the meaning ascribed to such term in Section 2.1(d).

“Parties” has the meaning ascribed to such term in the preamble.

“Permitted Transfer” has the meaning ascribed to such term in Section 2.1(b).

“Permitted Transferees” has the meaning ascribed to such term in Section 2.1(b)(i).

“Piggy-Back Notice” has the meaning ascribed to such term in Section 4.3(a).

“Piggy-Back Registration Right” has the meaning ascribed to such term in Section 4.3(a).

“Prohibited Transferee” means (a) Vivint Smart Home, Inc., Monitronics International, Inc. (doing business as Brinks Home Security), Comcast Corporation and AT&T Inc., Verizon Communications Inc., Amazon.com, Inc., SimpliSafe, Inc., Sunrun, Inc., Sunnova Energy International Inc, Tesla Inc. and SunPower Inc. (as well as their respective Affiliates and any direct or indirect successors of such Persons) and (b) any Activist Shareholder.

“Proposed Sale” has the meaning ascribed to such term in Section 2.1(d).

“Purchase” has the meaning ascribed to such term in the recitals.

“Purchase Agreement” has the meaning ascribed to such term in the recitals.

“Purchase Price” has the meaning ascribed to such term in the recitals.

“Records” has the meaning ascribed to such term in Section 4.4(o).

“Registrable Securities” shall mean (a) any shares of Common Stock owned by the Investor or other securities of the Company owned by the Investor or acquired by the Investor after the date hereof, and (b) any shares of Common Stock issued as or in (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as or in) a dividend, stock split or other distribution with respect to, or in exchange for or upon conversion or exercise of, or in replacement of, the shares or securities referenced in clause (a); provided, however, that any Registrable Securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, (ii) such Registrable Securities are distributed or sold, pursuant to Rule 144 under the Securities Act, or (iii) such Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by the Company and subsequent disposition of such securities does not require registration or qualification of such securities under the Securities Act or any state securities or “blue sky” Law then in force, except, in the case of the foregoing clause (i) and clause (ii), with respect to any such distribution or sale of Registrable Securities to a single Person and its Affiliates of not less than 50,000,000 shares of Common Stock (subject to appropriate adjustment, if any, for changes in the outstanding shares of capital stock of the Company, including by reason of any reclassification, recapitalization, consolidation, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or similar transaction).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of January 23, 2018, between TopCo Parent and the Company, as amended by that certain Amendment, dated June 22, 2018, among TopCo Parent, Prime Security Services TopCo Parent II, L.P. and the Company.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8, or any successor forms thereto, promulgated under the Securities Act), including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and material incorporated by reference in such registration statement.

“Related Parties” has the meaning ascribed to such term in Section 11.13.

“Reorganization” has the meaning ascribed to such term in Section 10.

“Required Information” has the meaning ascribed to such term in Section 4.1(c).

“ROFR Acceptance Period” has the meaning ascribed to such term in Section 2.1(d).

“ROFR Offer” has the meaning ascribed to such term in Section 2.1(d).

“ROFR Purchase Price” has the meaning ascribed to such term in Section 2.1(d).

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“Rule 415” means Rule 415 (or any successor provisions) under the Securities Act.

“SEC” has the meaning ascribed to such term in Section 9.

“securities” shall mean, with respect to any Person, all equity interests of such Person, all securities convertible into, exercisable or exchangeable for equity interests of such Person, and all options, warrants, and other rights to purchase or otherwise acquire from such Person equity interests, including any equity appreciation or similar rights, contractual or otherwise.

“Securities Indemnified Party” has the meaning ascribed to such term in Section 4.7(c).

“Securities Indemnifying Party” has the meaning ascribed to such term in Section 4.7(c).

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on Form S-3 (or any successor form or other appropriate form under the Securities Act) or a prospectus supplement to an existing Form S-3 (or any successor form or other appropriate form under the Securities Act), for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering all of the Registrable Securities, as applicable, and which may also cover any other securities of the Company. For purposes of clarity, this term shall include a Registration Statement of the Company filed with the SEC on such other form available to register for resale all of the Registrable Securities as a secondary offering, if the Company is then ineligible to register for resale all of the Registrable Securities on Form S-3.

“Specified Purchaser” means: (a) American International Group, Inc., The Hartford Financial Services Group, Inc., Munich Reinsurance Company, Swiss Reinsurance Company Ltd and Berkshire Hathaway Inc. (as well as their respective Affiliates and any direct or indirect successors of such Persons) and (b) any other Person that, as of the date hereof or the date a Company ROFR Offer is delivered, is one of the ten (10) largest homeowners insurance companies in the United States, measured on the basis of the total amount of direct written premiums in the non-tenant homeowner insurance category.

“TopCo Parent” means Prime Security Services TopCo Parent, L.P., a Delaware limited partnership.

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of Law or otherwise), of any shares of equity securities beneficially owned by such Person or of any interest in any shares of equity securities beneficially owned by such Person. The terms “Transfers”, “Transferred” and “Transferring” shall have correlative meanings.

“Transferring Party” has the meaning ascribed to such term in Section 5.1.

“Underwritten Offering” means a sale of Common Stock to an underwriter for reoffering to the public.

“Underwritten Offering Notice” has the meaning ascribed to such term in Section 4.2(d).

Section 2. Transfer Restrictions.

2.1. Investor Transfer Restrictions.

(a) Except as otherwise permitted in this Agreement or as otherwise set forth in that certain Investor Side Agreement, dated as of September 5, 2022 and effective as of the Closing, by and between TopCo Parent and the Investor (the “Investor Side Agreement”), until the earlier of (x) the date that is the three (3)-year anniversary of the date hereof or (y) the date on which the Development Agreement has been validly terminated in accordance with its terms for any reason other than termination by ADT LLC pursuant to Section 7.2(b) thereof (the “Lock-Up Period”), the Investor will not (i) Transfer any Lock-Up Shares or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any Lock-Up Shares, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to any of the Lock-Up Shares or any other capital stock of the Company.

(b) Notwithstanding Section 2.1(a), the Investor shall be permitted to Transfer any portion or all of its Lock-Up Shares at any time under the following circumstances (each, a “Permitted Transfer”):

(i) Transfers to any controlled Affiliates of State Farm Mutual Automobile Insurance Company (“Investor Parent”), but only if the transferee agrees in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement and if the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Lock-Up Shares so Transferred back to the transferor at or before such time as the transferee ceases to be a controlled Affiliate of Investor Parent (any such transferee, a “Permitted Transferee”);

(ii) Transfers in connection with a Drag-Along Transaction pursuant to the terms of Section 5 (and, for the avoidance of doubt, if the Investor does Transfer Lock-Up Shares to a third party in connection with a Drag-Along Transaction pursuant to the terms of Section 5, the restrictions set forth in Section 2.1 shall not apply to such third party with respect to such Lock-Up Shares);

(iii) Transfers in connection with (A) any third party tender or exchange offer involving the Common Stock that has been approved by the Board or (B) any tender or exchange offer by the Company (and, for the avoidance of doubt, if the Investor does Transfer Lock-Up Shares to a third party in connection with such tender or exchange offer, the restrictions set forth in Section 2.1 shall not apply to such third party with respect to such Lock-Up Shares);

(iv) Transfers in accordance with the Investor Side Agreement (and, for the avoidance of doubt, if the Investor does Transfer Lock-Up Shares to a third party in accordance with the Investor Side Agreement, the restrictions set forth in Section 2.1 shall not apply to such third party with respect to such Lock-Up Shares); and

(v) Transfers that have been approved by the Board (and, for the avoidance of doubt, if the Investor does Transfer Lock-Up Shares to a third party with the Board’s approval, the restrictions set forth in Section 2.1 shall not apply to such third party with respect to such Lock-Up Shares).

(c) Notwithstanding Section 2.1(a) and Section 2.1(b), but subject to Section 2.1(d), unless the Lock-Up Period shall have terminated as a result of Section 2.1(a)(y) (in which case the restrictions set forth in Section 2.1 shall no longer remain in effect), the Investor will not at any time during or following the Lock-Up Period, without the prior written consent of the Company, directly or knowingly indirectly:

(i) Transfer any Lock-Up Shares to a Prohibited Transferee or to a Person or Group that, after giving effect to a proposed Transfer, would beneficially own greater than ten percent (10%) of the then outstanding Common Stock on an as-converted basis; or

(ii) Transfer, on any day, an aggregate number of Lock-Up Shares that would be in excess of ten percent (10%) of the average daily trading volume of the Common Stock for the preceding four (4) weeks on the NYSE; provided that, notwithstanding the foregoing, the Investor shall be permitted to undertake one (1) Transfer per week by means of a block trade (even if the number of Lock-Up Shares Transferred in such block trade exceeds the foregoing limitation) so long as the Lock-Up Shares Transferred in such block trade are the only Lock-Up Shares Transferred by the Investor and its Affiliates on such trading day.

Notwithstanding the foregoing, nothing in this Section 2.1(c) shall restrict any Transfer into the public market pursuant to a bona fide, broadly distributed underwritten public offering made pursuant to Section 4.

(d) At any time following the expiration of the Lock-Up Period, in the event that the Investor or its permitted transferees receive a bona fide offer or offers from a third party (such party, an “Offering Party”) to Transfer to the Offering Party any portion of the Lock-Up Shares held by the Investor or its permitted transferees and the Investor or its permitted transferees would otherwise be prohibited by Section 2.1(c)(i) from making such Transfer (a “Proposed Sale”), the Investor or its permitted transferees shall promptly deliver to the Company in writing a notice of the Proposed Sale (the “ROFR Offer”) setting forth in reasonable detail (i) a description of the Proposed Sale and the identification of the Offering Party, (ii) the number of Lock-Up Shares subject to the ROFR Offer and the amount and value of consideration therefor (the value of such consideration, the “ROFR Purchase Price”) and (iii) any and all other material terms and conditions of the ROFR Offer. The Company shall have the right (but not the obligation) to elect to purchase all (but not less than all) of the Lock-Up Shares subject to the ROFR Offer (at the ROFR Purchase Price and on the terms and conditions set forth in the ROFR

Offer) within ten (10) days of its receipt of the ROFR Offer (such period of time, the “ROFR Acceptance Period”). If the Company accepts the ROFR Offer as to all (but not less than all) of the Lock-Up Shares subject to the ROFR Offer, it shall evidence its acceptance by delivering to the Investor or its permitted transferees a written notice of intent to purchase the Lock-Up Shares subject to the ROFR Offer (such notice, an “Acceptance Notice”). The consummation of the acquisition of the Lock-Up Shares subject to the Acceptance Notice shall be consummated within thirty (30) days following receipt by the Investor or its permitted transferee of the Acceptance Notice, at which time the ROFR Purchase Price shall be paid in cash (regardless of the form of consideration the Offering Party would otherwise have paid in the Proposed Sale) to the Investor or its permitted transferees, and the Investor or its permitted transferees shall deliver to the Company the certificates representing the Lock-Up Shares so purchased, duly endorsed for Transfer or accompanied by duly executed stock powers or assignment forms, if any, or in the event any such certificates are alleged to have been lost, stolen or destroyed, an affidavit of lost, stolen or destroyed certificates to be delivered to the Company in a form reasonably satisfactory to the Company (including, if so requested, a bond in customary amount), and evidence of good title to the Lock-Up Shares subject to the ROFR Offer so purchased and the absence of liens, encumbrances and adverse claims with respect thereto (other than restrictions under applicable securities Laws, the Company Charter, and any applicable transfer documents) and such other matters as are deemed reasonably necessary by the Company for the proper Transfer of the applicable Lock-Up Shares to the Company. If the Company does not accept the ROFR Offer with respect to all of the Lock-Up Shares subject to the ROFR Offer prior to the expiration of the ROFR Acceptance Period, the Investor or its permitted transferees shall be permitted to Transfer all (but not less than all) of the Lock-Up Shares described in the ROFR Offer to the Offering Party at a price not less than the ROFR Purchase Price and otherwise on terms and conditions not more favorable to the Offering Party than those set forth in the ROFR Offer and the restrictions set forth in Section 2.1(c)(i) shall not apply to such Proposed Sale; provided, however, if such Proposed Sale to the Offering Party is not consummated within sixty (60) days after the expiration of the ROFR Acceptance Period, the restrictions set forth in Section 2.1(c)(i) shall again apply to the applicable Lock-Up Shares, and no Transfer of such Lock-Up Shares that is otherwise prohibited by Section 2.1(c)(i) may be made thereafter by the Investor or its permitted transferees without first complying with the procedures set forth in this Section 2.1(d).

2.2. Company Issuance Restrictions. In the event that the Company (x) receives a bona fide offer from a Specified Purchaser to purchase from the Company, or (y) makes a bona fide offer to a Specified Purchaser to issue, in each case, any Common Stock, Class B Common Stock or other Company Securities pursuant to a negotiated transaction (excluding any Excluded Securities Transaction) (a “Company Proposed Sale”), the Company shall promptly deliver to the Investor in writing a notice of the Company Proposed Sale (the “Company ROFR Offer”) setting forth in reasonable detail (i) a description of the Company Proposed Sale and the identification of the Specified Purchaser, (ii) the number of Common Stock, Class B Common Stock or other Company Securities subject to the Company ROFR Offer and the amount and value of consideration therefor (the value of consideration, the “Company ROFR Purchase Price”) and (iii) any and all other material terms and conditions of the Company ROFR Offer. The Investor shall have the right (but not the obligation) to elect to purchase all (but not less than all) of the Common Stock, Class B Common Stock or other Company Securities subject to the Company ROFR Offer (at the Company ROFR Purchase

Price and on the terms and conditions set forth in the Company ROFR Offer) within ten (10) days of its receipt of the Company ROFR Offer (such period of time, the “Company ROFR Acceptance Period”). If the Investor accepts the Company ROFR Offer as to all (but not less than all) of the Common Stock, Class B Common Stock or other Company Securities subject to the Company ROFR Offer, it shall evidence its acceptance by delivering to the Company a written notice of intent to purchase the Common Stock, Class B Common Stock or other Company Securities subject to the Company ROFR Offer (such notice, a “Company Acceptance Notice”). The consummation of the acquisition of the Common Stock, Class B Common Stock or other Company Securities subject to the Company Acceptance Notice shall be consummated within thirty (30) days following receipt by the Company of the Company Acceptance Notice (provided, however, that such thirty (30)-day period shall be extended by the time necessary to obtain any required approvals of any governmental authority under any applicable laws; provided, further, and notwithstanding anything to the contrary set forth herein, if the proposed time of closing of a sale pursuant to this Section 2.2 is delayed or extended by more than one hundred eighty (180) days following receipt by the Company of the Acceptance Notice, the Investor shall have the right to withdraw its Acceptance Notice) at which time the Company ROFR Purchase Price shall be paid in cash (regardless of the form of consideration the Specified Purchaser would otherwise have paid in the Company Proposed Sale) to the Company, and the Company shall deliver to the Investor the certificates (if any) representing the Common Stock, Class B Common Stock or other Company Securities so purchased, and evidence of good title to the Common Stock, Class B Common Stock or other Company Securities subject to the Company ROFR Offer so purchased and the absence of liens, encumbrances and adverse claims with respect thereto (other than restrictions under applicable securities Laws, the Company Charter, and any applicable transfer documents) and such other matters as are deemed reasonably necessary by the Investor for the proper purchase of the applicable Common Stock, Class B Common Stock or other Company Securities. If the Investor does not accept the Company ROFR Offer with respect to all of the Common Stock, Class B Common Stock or other Company Securities subject to the Company ROFR Offer prior to the expiration of the Company ROFR Acceptance Period, the Company shall be permitted to issue all (but not less than all) of the Common Stock, Class B Common Stock or other Company Securities described in the Company ROFR Offer to the Specified Purchaser at a price not less than the Company ROFR Purchase Price and otherwise on terms and conditions not more materially favorable in the aggregate to the Specified Purchaser than those set forth in the Company ROFR Offer; provided, however, if such Company Proposed Sale to the Specified Purchaser is not consummated within one hundred and twenty (120) days after the expiration of the Company ROFR Acceptance Period, the restrictions set forth in this Section 2.2 shall again apply to the applicable Common Stock, Class B Common Stock or other Company Securities, and no issuance of such Common Stock, Class B Common Stock or other Company Securities that is otherwise prohibited by Section 2.2 may be made thereafter by the Company without first complying with the procedures set forth in this Section 2.2. Notwithstanding anything to the contrary herein, the Investor shall cease to have any rights pursuant to this Section 2.2 upon the earliest of (x) the occurrence of a Fall-Away Event, (y) the termination of the Development Agreement by ADT LLC pursuant to Section 7.2(b) thereof and (z) the five (5) year anniversary of the date of this Agreement; provided that this clause (z) shall not apply if the Development Agreement remains in effect on such date.

Section 3. Securities Restrictions; Legends.

3.1. Securities Restrictions; Legends.

(a) The Investor acknowledges that its Lock-Up Shares have not been registered under the Securities Act and as such its Lock-Up Shares may not be transferred except pursuant to an effective Registration Statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. The Investor agrees that it will not make any Transfer at any time if such action would or would be likely to (i) constitute a violation of any securities Laws of any applicable jurisdiction or a breach of the conditions to any exemption from registration of Lock-Up Shares under any such Laws or (ii) cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940.

(b) Each certificate representing Lock-Up Shares, or other instrument (including a statement issued by the registrar in connection with a book-entry system) representing Lock-Up Shares, shall (unless otherwise permitted by the provisions of Section 3.1(e) below) be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c) Each certificate or other instrument evidencing the securities issued upon the transfer of any Lock-Up Shares shall bear the legend set forth above in Section 3.1(b) unless (i) in such opinion of counsel to the Company registration of any future transfer is not required by the applicable provisions of the Securities Act or (ii) the Company shall have waived the requirement of such legends.

(d) When (i) any Lock-Up Shares are sold or otherwise Transferred pursuant to an effective Registration Statement under the Securities Act or (ii) the Investor has transferred or intends to transfer such shares pursuant to Rule 144, the Investor shall be entitled to receive from the Company, without expense to the Investor, a new certificate or other instrument (including a statement issued by the registrar in connection with a book-entry system) representing shares of Common Stock not bearing the restrictive legend set forth above in Section 3.1(b).

(e) Each certificate representing Lock-Up Shares, or other instrument (including a statement issued by the registrar in connection with a book-entry system) representing Lock-Up Shares, shall during the Lock-Up Period be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO AN INVESTOR RIGHTS AGREEMENT, DATED AS OF OCTOBER 13, 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND THE OTHER PARTIES NAMED THEREIN, AND AN INVESTOR SIDE AGREEMENT, DATED AS OF SEPTEMBER 5, 2022, BY AND BETWEEN TOPCO PARENT AND THE OTHER PARTIES NAMED THEREIN, IN EACH CASE, AS THE SAME MAY BE AMENDED, RESTATED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME. THE TERMS OF SUCH INVESTOR RIGHTS AGREEMENT OR INVESTOR SIDE AGREEMENT INCLUDE, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFER AND OWNERSHIP OF THE SECURITIES REPRESENTED HEREBY. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE INVESTOR HEREOF UPON WRITTEN REQUEST.”

(f) At the expiration of the Lock-Up Period, the Investor shall be entitled to receive from the Company, without expense and without undue delay, a new certificate or other instrument (including a statement issued by the registrar in connection with a book-entry system) representing shares of Common Stock not bearing the restrictive legend set forth above in Section 3.1(e).

Section 4. Registration Rights.

4.1. Shelf Registration Statement.

(a) Obligation to File Shelf Registration Statement. Subject to the receipt of the Required Information (as defined below), the Company shall file with the SEC a Shelf Registration Statement relating to the offer and sale by the Investor from time to time of all its Registrable Securities in accordance with the methods of distribution set forth in the Shelf Registration Statement and shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act or become automatically effective, as applicable, no later than upon the expiration of the Lock-Up Period (for purposes of clarity, if the Company is then ineligible to register for resale all of the Registrable Securities on Form S-3, such registration shall be on such other form available to register for resale all of the Registrable Securities as a secondary offering).

(b) Continued Effectiveness. Subject to the provisions of Section 4.5, the Company shall use its reasonable best efforts to keep the Shelf Registration Statement continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by the Investor until the earlier of (i) the day the Investor no longer holds any Registrable Securities and (ii) the three (3)-year anniversary of the expiration of the Lock-Up Period.

(c) Required Information. The Investor agrees to promptly provide to the Company any information reasonably requested by the Company in order to satisfy the applicable disclosure requirements in connection with any Shelf Registration Statement or prospectus forming a part thereof (the “Required Information”). It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 4.1 with respect to any Registrable Securities held by the Investor that the Company shall have received all the applicable Required Information from the Investor, it being understood that the Investor shall consult as appropriate with its own counsel and advisors at its own expense in connection with the completion of the Required Information.

4.2. Demand Registration Rights.

(a) Requests for Marketed Underwritten Offerings. After the expiration of the Lock-Up Period, the Investor may from time to time request to sell Registrable Securities in an underwritten offering that is registered pursuant to the Shelf Registration Statement that includes roadshow presentations or investor calls by management of the Company or other marketing efforts by the Company (a “Marketed Underwritten Offering”); provided that in the case of each such Marketed Underwritten Offering the Registrable Securities proposed to be sold shall have an aggregate offering price of at least $100 million; and provided, further, that the Company shall not be required to effect (A) a Marketed Underwritten Offering if another Marketed Underwritten Offering has been effected and priced within ninety (90) days or (B) more than two (2) Marketed Underwritten Offerings within any twelve (12)-month period (it being understood that for purposes of this proviso, a Marketed Underwritten Offering will be deemed to include any Marketed Underwritten Offering as defined under the Registration Rights Agreement or the Google Investor Rights Agreement).

(b) Requests for Non-Marketed Underwritten Offerings. The Investor may from time to time request to sell Registrable Securities in an underwritten offering that is registered under the Shelf Registration Statement that does not include any marketing efforts by the Company or its management, including a “block trade” and an “overnight transaction” (a “Non-Marketed Underwritten Offering”); provided that, in the case of each such Non-Marketed Underwritten Offering the Registrable Securities proposed to be sold shall have an aggregate offering price of at least $20 million.

(c) Requests for Non-Underwritten Offerings. The Investor may from time to time request to initiate an offering or sale of all or part of its Registrable Securities that does not constitute an Underwritten Offering (a “Non-Underwritten Shelf Takedown”), the Investor shall so indicate in a written request delivered to the Company no later than three (3) Business Days prior to the expected date of such Non-Underwritten Shelf Takedown, which request shall include (i) the type and total number of Registrable Securities expected to be offered and sold in such Non-Underwritten Shelf Takedown and (ii) the expected plan of distribution of such Non-Underwritten Shelf Takedown.

(d) Underwritten Offering Notices. All requests for Underwritten Offerings shall be made by giving written notice to the Company (an “Underwritten Offering Notice”), and upon receipt of an Underwritten Offering Notice the Company shall use its reasonable best efforts to effect an Underwritten Offering as expeditiously as reasonably possible for the number of Registrable Securities requested and in the manner requested by the Investor, subject to the terms of this Agreement. Each Underwritten Offering Notice shall specify (i) the approximate number of Registrable Securities to be sold in the Underwritten Offering, (ii) whether such offering will be a Marketed Underwritten Offering or a Non-Marketed Underwritten Offering, (iii) the intended marketing efforts, if any, and (iv) the name(s) of the underwriter(s), if then known.

(e) Selection of Underwriters and Underwriting Agreement. In an Underwritten Offering, (i) the Investor shall select the investment banker or investment bankers and managers that will serve as lead and co-managing underwriters with respect to the offering of such Registrable Securities, and (ii) the Company shall enter into an underwriting agreement that is reasonably acceptable to the Investor and the Company, which agreement shall contain representations, warranties, indemnities and agreements customarily included (but not inconsistent with the covenants and agreements of the Company contained herein) by an issuer of common stock in underwriting agreements with respect to offerings of common stock for the account of, or on behalf of, such issuers.

(f) Cut-backs. The Investor acknowledges that certain other stockholders of the Company have demand rights and piggyback rights pursuant to the Registration Rights Agreement, the MIRA, the Google Investor Rights Agreement and the Compass Solar Agreement, as applicable. If, in connection with an Underwritten Offering, the lead bookrunning underwriters advise the Company, in writing, that, in their reasonable opinion, the inclusion of all of the securities, including securities of the Company that are not Registrable Securities, sought to be registered in connection with such Underwritten Offering would adversely affect the marketability of the Registrable Securities sought to be sold pursuant thereto, then the Company shall include in such Underwritten Offering only such securities as the Company is reasonably advised by such underwriters can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of securities requested to be included in such Underwritten Offering by (a) the Investor, (b) any Stockholder (as defined in the Registration Rights Agreement) pursuant to the Registration Rights Agreement, (c) the Google Investor pursuant to the Google Investor Rights Agreement, (d) the Major Holders (as defined in the Compass Solar Agreement) pursuant to the Compass Solar Agreement and (e) any other stockholders holding pari passu registration rights, pro rata among all such Persons referenced in clauses (a) through (e) based upon the number of securities which such Persons requested to be included in such offering; and (ii) second, securities the Company proposes to sell for its own account.

4.3. Piggy-Back Registration Rights.

(a) Participation. After the expiration of the Lock-Up Period, in the event that the Company proposes to register any shares of Common Stock under the Securities Act (other than pursuant to (i) a Registration Statement on Form S-4 or Form S-8, or any successor forms thereto, promulgated under the Securities Act or (ii) an Exempt Prospectus Supplement), for its own account or the account of any of its other stockholders, including take-downs or offerings off a Shelf Registration Statement (excluding block trades and overnight transactions), the Company shall give the Investor prior written notice (the “Piggy-Back Notice”) of its intention to effect such a registration at least ten (10) Business Days before the anticipated filing date, or at least two (2) Business Days in the case of a block trade or an overnight transaction. The Piggy-Back Notice shall set forth (A) the anticipated filing date of such Registration Statement and (B) the number of shares of Common Stock that the Company intends to include in such

Registration Statement. Subject to Section 4.3(b), the Investor shall have the right (the “Piggy-Back Registration Right”) to request that the Company use its reasonable best efforts to cause all the Registrable Securities that the Investor specifies in a written request and delivers to the Company within five (5) Business Days after the giving of such Piggy-Back Notice to be included in such registration on the same terms and conditions as the other securities otherwise being sold in such registration.

(b) Underwriter’s Cutback. If the Piggy-Back Notice is with respect to a registration of securities in an Underwritten Offering, the Company shall so advise the Investor in the Piggy-Back Notice and the Investor shall (together with the Company) enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for the Underwritten Offering. Notwithstanding any other provision of this Section 4.3, if the managing underwriter or underwriters determine that the inclusion of some or all of the Registrable Securities and securities proposed to be included in the registration and the Underwritten Offering would adversely affect the successful marketing (including pricing) of the offering, then the Company shall include in such Registration Statement only such number of Registrable Securities and securities as such underwriters have advised the Company can be sold in such offering without such adverse effect, to be allocated in the following manner: (i) in cases initially involving the registration for sale of securities for the Company’s own account: (A) first, one hundred percent (100%) of the securities that the Company proposes to sell for its own account; (B) second, the number of securities, if any, requested to be included in such offering by any stockholder pursuant to the Registration Rights Agreement; (C) third, the number of securities requested to be included in such offering by the Google Investor pursuant to the Google Investor Rights Agreement; (D) fourth, the number of securities requested to be included in such offering by the Major Holders (as defined in the Compass Solar Agreement), pro rata between such Major Holders based upon the number of securities which such Major Holders requested to be included in such offering; (E) fifth, the number of Registrable Securities requested to be included in such offering by the Investor; and (F) only if all of the securities referred to in clauses (A) through (E) have been included in such registration, any other securities eligible for inclusion in such registration; and (ii) in cases not initially involving the registration for sale of securities for the Company’s own account, (A) first, the number of securities, if any, requested to be included in such offering by any stockholder pursuant to the Registration Rights Agreement or the MIRA; (B) second, the number of securities requested to be included in such offering by the Google Investor pursuant to the Google Investor Rights Agreement; (C) third, the number of securities requested to be included in such offering by the Major Holders (as defined in the Compass Solar Agreement), pro rata between such Major Holders based upon the number of securities which such Major Holders requested to be included in such offering; (D) fourth, the number of Registrable Securities requested to be included in such offering by the Investor; (E) fifth, the number of securities that the Company proposes to sell for its own account; and (F) only if all of the securities referred to in clauses (A) through (E) have been included in such registration, any other securities eligible for inclusion in such registration.

(c) Underwriter’s Lock-Up Period. In connection with any registration of Registrable Securities under the Securities Act pursuant to this Section 4.3 for sale to the public, the Investor agrees to enter into a “lock-up” agreement on customary terms if requested by the underwriter of such offering; provided that (A) such agreement shall not restrict the selling of any Registrable Security for more than ninety (90) days after the effective date of such Registration Statement and (B) the Investor shall be released from any such “lock-up” agreement in the event and to the extent that the underwriter of such offering does not impose a similar restriction on, or permits a discretionary waiver or termination of a similar restriction with respect to, any officer or director of the Company or holder of greater than five percent (5%) of the Common Stock; provided, further, that this Section 4.3(c) shall only apply to the Investor if its Registrable Securities are included in such offering.

4.4. Registration Procedures. In connection with any registration pursuant to this Section 4, subject to the provisions of such Section 4:

(a) The Company shall furnish to the Investor without charge such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under the Securities Act and such other documents as the Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Investor. The Investor shall have the right to request that the Company modify any information contained in such Registration Statement, amendment and supplement thereto pertaining to the Investor and the Company shall use all reasonable best efforts to comply with such request; provided that the Company shall not have any obligation to so modify any information if the Company reasonably expects that so doing would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) In connection with any filing of any Registration Statement or prospectus or amendment or supplement thereto, the Company shall cause such document (i) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder and (ii) with respect to information supplied by or on behalf of the Company for inclusion in the Registration Statement, to not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) The Company shall promptly notify the Investor and, if requested by the Investor, confirm in writing, when the Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective.

(d) The Company shall promptly furnish the Investor and its respective counsel with copies of any written comments from the SEC or any state securities authority or any written request by the SEC or any state securities authority for amendments or supplements to a Registration Statement or prospectus or for additional information generally.

(e) After the filing of a Registration Statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Investor set forth in such Registration Statement or supplement to such prospectus and (iii) promptly notify the Investor and its respective counsel of any stop order issued or threatened in writing by the SEC or any state securities commission and use reasonable best efforts to prevent the entry of such stop order or to remove it if entered.

(f) The Company shall use all reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Investor reasonably requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Investor to consummate the disposition of the Registrable Securities owned by the Investor, provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4.4(f), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(g) The Company shall use reasonable best efforts to list such Registrable Securities on the principal securities exchange on which Common Stock is then listed and provide a transfer agent, registrar and CUSIP number for all such Registrable Securities not later than the effective date of the Registration Statement.

(h) The Company shall use reasonable best efforts to cooperate with the Investor to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends, and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the Investor may reasonably request at least two (2) Business Days prior to any sale of Registrable Securities.

(i) The Company shall promptly notify the Investor and its respective counsel, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to the Investor and file with the SEC any such supplement or amendment subject to any suspension rights contained herein.

(j) The Company shall take all reasonable actions to ensure that any free writing prospectus utilized in connection with an offering of a Registration Statement hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(k) The Company shall otherwise use all reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(l) The Investor agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 4.4(i), the Investor shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.4(i), and, if so directed by the Company, the Investor shall deliver to the Company all copies, other than any permanent file copies then in the Investor’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective by the number of days during the period from and including the date of the giving of notice pursuant to Section 4.4(i) to the date when the Company shall make available to the Investor a prospectus supplemented or amended to conform with the requirements of Section 4.4(i), which extension shall apply regardless of whether Registrable Securities are eligible to be sold under Rule 144.

(m) The Company shall use reasonable best efforts to take such action as is reasonably necessary to enable the Investor to deliver their Registrable Securities sold pursuant to a Registration Statement, including the removal of any applicable restrictive legends with respect to the Registrable Securities that have been sold pursuant to a Registration Statement and, if required, delivery of an opinion of counsel to the Company solely in connection with such removal.

(n) In connection with an Underwritten Offering, the Company shall obtain for each underwriter: (i) an opinion of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by the underwriters, and (ii) a “comfort” letter (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in AU 634, an “agreed upon procedures” letter) signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement.

(o) The Company shall promptly make available for inspection by a representative of the selling stockholders, any underwriter participating in any disposition pursuant to any Registration Statement, and any attorney, accountant or other agent or representative retained by the selling stockholders (collectively and not individually) or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility in connection with such registration statement, and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided, however, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the Registration Statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this Section 4.4(o) if (i) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (ii) if either (A) the Company has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (B) the Company reasonably determines that such Records are confidential and so notifies the Inspectors in writing unless prior to furnishing any such information with respect to (i) or (ii) such selling stockholder requesting such information agrees, and causes each of its Inspectors, to enter into a confidentiality agreement on terms reasonably acceptable to the Company; and provided, further, that each selling stockholder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential.

(p) The Company shall have appropriate officers of the Company prepare and make presentations at any “road shows” and before analysts and other information meetings organized by the underwriters, and otherwise use its commercially reasonable efforts to cooperate as reasonably requested by the selling stockholders and the underwriters in the offering, marketing or selling of the securities.

(q) The Company shall take all other reasonable steps necessary to effect the registration and disposition of the Registrable Securities contemplated hereby.

4.5. Company Suspension Rights. Notwithstanding anything contained herein to the contrary, the Company shall have the right to require the Investor to suspend offers and sales of Registrable Securities included on any Registration Statement filed whenever, and for so long as, in the judgment of the Company either (a) an event has occurred which makes any statement made in such Registration Statement or related prospectus or document incorporated therein or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in such Registration Statement or prospectus so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) it is advisable to suspend use of the Registration Statement and prospectus due to pending corporate developments or public filings with the SEC or similar events; provided, however, that (i) the aggregate number of days included in any such suspension period shall not exceed ninety (90) days in any twelve (12)-month period and (ii) during such suspension period the Company will not register any securities for its own account or the account of any other Person.

4.6. Expenses. The Company shall pay all reasonable out-of-pocket expenses of the Investor in connection with each registration of Registrable Securities requested pursuant to this Section 4 and other expenses incidental to the Company’s performance of, or compliance with, this Section 4; provided that (a) the Company only shall pay reasonable fees and expenses of no more than one (1) firm of counsel for the Investor whose Registrable Securities are to be included in a registration and (b) the Investor shall pay its portion of all applicable underwriting fees, discounts and similar charges, if any, relating to the sale of its Registrable Securities included in any Registration Statement pursuant to this Section 4.

4.7. Indemnification.

(a) Indemnification by the Company. To the fullest extent permitted by applicable Law, the Company shall indemnify the Investor, the Investor’s Affiliates, each of their respective directors and officers and each underwriter of the Company’s securities covered by a Registration Statement, if any, and each Person who controls any underwriter within the meaning of the Securities Act or the Exchange Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, including any preliminary or final prospectus contained therein and any amendments or supplements thereto incident to any such registration; (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any violation by the Company of the Securities Act, the Exchange Act, any state securities or “blue sky” Laws or any rule or regulation thereunder in connection with any such registration, and will reimburse the Investor, the Investor’s Affiliates, each of their respective directors and officers, each such underwriter and each Person who controls any such underwriter, as applicable, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on (A) any untrue statement or omission based upon written information furnished to the Company by the Investor or the Investor’s Affiliate or underwriter and stated to be specifically for use or (B) the failure of the Investor or any agent acting on behalf of the Investor to timely deliver a prospectus, except to the extent such failure was a result of the act or failure to act by the Company; provided, further, that the Company shall in no instance be liable for consequential, punitive, exemplary, special or indirect damages or lost profits related to this Agreement except to the extent incurred in connection with a third-party claim. The indemnity agreement contained in this Section 4.7 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company at its sole discretion.

(b) Indemnification by the Investor. To the fullest extent permitted by applicable Law, the Investor will, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, severally, but not jointly, indemnify the Company, each of its directors and officers and each underwriter of the Company’s securities covered by a Registration Statement, if any, and each Person who controls the Company or such underwriter within the meaning of the Securities Act or the Exchange Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, including any preliminary or final prospectus contained therein and any amendments or supplements thereto, made by the Investor; or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by the Investor therein not misleading, and will reimburse the Company and such directors, officers, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission (or alleged untrue statement or omission) is made in such Registration

Statement, including any preliminary or final prospectus contained therein and any amendments or supplements thereto, in reliance upon and in conformity with written information furnished to the Company by the Investor and stated to be specifically for use therein; provided, however, that the obligations of the Investor hereunder shall be limited to an amount equal to the net proceeds that the Investor received by sale of securities as contemplated herein, except in the case of fraud or gross negligence by the Investor; provided, further, that the Investor shall in no instance be liable for consequential, punitive, exemplary, special or indirect damages or lost profits related to this Agreement except to the extent incurred in connection with a third-party claim, and that the indemnity agreement contained in this Section 4.7 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor at its sole discretion.

(c) Indemnification Procedures. Each Person entitled to indemnification under this Section 4.7 (each, a “Securities Indemnified Party”) shall give notice to the Person required to provide indemnification (the “Securities Indemnifying Party”) promptly (but in any event within thirty (30) days) after such Securities Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Securities Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Securities Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Securities Indemnified Party (whose approval shall not unreasonably be withheld) and the Securities Indemnified Party may participate in such defense at such Person’s expense (unless the Securities Indemnified Party shall have reasonably concluded, and shall have informed the Securities Indemnifying Party of such conclusion, that there may be a conflict of interest between the Securities Indemnifying Party and the Securities Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Securities Indemnifying Party); provided, further, that the failure of any Securities Indemnified Party to give notice as provided herein shall not relieve the Securities Indemnifying Party of its obligations under this Section 4.7 unless the Securities Indemnifying Party is materially prejudiced thereby in its ability to defend such action. No Securities Indemnifying Party, in the defense of any such claim or litigation shall, except with the written consent of each Securities Indemnified Party, consent to entry of any judgment or enter into any settlement. Each Securities Indemnified Party shall furnish such information regarding itself or the claim in question as a Securities Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom. The Securities Indemnifying Party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled without the consent of the Securities Indemnified Party).

(d) Contribution. If the indemnification provided for in Section 4.7 is not available or insufficient, for any reason or reasons other than as specified herein, with respect to any loss, liability, claim, damage or expense referred to herein, then the Securities Indemnifying Party, in lieu of indemnifying such Securities Indemnified Party hereunder, shall contribute to the amount paid or payable by such Securities Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Securities Indemnifying Party on the one hand, and of the Securities Indemnified Party on the other, in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Securities Indemnifying Party and of the Securities Indemnified Party shall be determined by reference to, among other things, whether the untrue (or allegedly untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Securities Indemnifying Party or by the Securities Indemnified Party and the Persons’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.8. Assignment. Except (i) in connection with a Transfer contemplated by Section 2.1(b)(i) or (ii) in connection with any Transfer of more than 50,000,000 shares of Common Stock (subject to appropriate adjustment, if any, for changes in the outstanding shares of capital stock of the Company, including by reason of any reclassification, recapitalization, consolidation, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or similar transaction), the Investor may not assign its rights under this Section 4 to any other party, provided, further that no assignment of rights under this Section 4 shall result in any expansion of rights or obligations of any Party under this Section 4.

Section 5. Drag-Along Rights.

5.1. General. If, after the six (6) month anniversary from the date hereof, TopCo Parent or any of its Affiliates (other than the Company and its Subsidiaries) (each, a “Transferring Party”) proposes to make a Control Transfer to a non-Affiliated third party where the amount of consideration to be paid for each share of Common Stock is equal to or greater than the Minimum Price (as defined in the Investor Side Agreement) (subject to appropriate adjustment, if any, for changes in the outstanding shares of capital stock of the Company, including by reason of any reclassification, recapitalization, consolidation, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or similar transaction), such Transferring Party shall have the right at any time to exercise drag-along rights in accordance with the terms, conditions and procedures set forth in this Section 5 to cause the Investor or its Affiliates (each, a “Drag-Along Holder”) to Transfer such number of Lock-Up Shares determined by multiplying (a) a fraction, the numerator of which is the total number of shares of Common Stock proposed to be Transferred by such Transferring Party in a Control Transfer and the denominator of which is the aggregate number of shares of Common Stock held by such Transferring Party and its Affiliates immediately prior to the proposed Control Transfer, by (b) the aggregate number of Lock-Up Shares owned by such Drag-Along Holder immediately prior to such Control Transfer (a “Drag-Along Transaction”).

5.2. Notice. The Company shall cause the Transferring Party to deliver written notice (the “Drag-Along Notice”) to the Investor at least ten (10) Business Days prior to the date on which the Drag-Along Transaction is expected to be consummated, which notice shall set forth (a) the name and address of the proposed acquirer, (b) the number of shares of Common Stock proposed to be transferred to the proposed acquirer, (c) the amount and form of consideration for such shares of Common Stock (which consideration shall consist entirely of cash and/or Marketable Securities), (d) other material terms and conditions of the Drag-Along Transaction (including a copy of the definitive agreement to effect such Control Transfer) and (e) the anticipated closing date for the Drag-Along Transaction.

5.3. Terms of a Drag-Along Transaction.

(a) Each Drag-Along Holder shall (i) be required to make individual customary representations and warranties solely as to the unencumbered title to its Lock-Up Shares, the power, authority and legal right to transfer such Lock-Up Shares, the due execution and enforceability of the relevant documents and the absence of any adverse claim (as set forth in Section 8-102 of the applicable Uniform Commercial Code) or litigation with respect to such Lock-Up Shares, as well as customary representations with respect to the absence of conflicts or required consents and the lack of any brokerage, finder’s or other similar fee being payable based on arrangements made by such Drag-Along Holder and that are also entered into (on substantially the same terms and conditions) by the Transferring Party in connection with the Drag-Along Transaction, (ii) agree to the same covenants, indemnities and agreements (and shall be subject on a pro rata basis to the same escrow or other holdback arrangements) as made by the Transferring Party and (iii) otherwise agree to the same terms and conditions as the Transferring Party agrees to with respect to the Drag-Along Transaction (which shall not include any non-competition, non-solicitation or similar restrictive agreements or covenants that would bind such Drag-Along Holder or its Affiliates), provided that, notwithstanding anything herein to the contrary, the Drag-Along Holder shall not have any liability under any indemnities related to the Transferring Party or any other selling participant in the Drag-Along Transaction (except for the Company, in accordance with this Section 5.3(a)). Liability under any indemnities related to the Company or its Subsidiaries shall be allocated among the Transferring Party and each Drag-Along Holder, pro rata based on the value of the proceeds received by each of them, and the aggregate amount of liability for each Drag-Along Holder to the acquirer shall not exceed the net proceeds actually received by such Drag-Along Holder (other than in case of fraud by such Drag-Along Holder).

(b) The consummation of any proposed Drag-Along Transaction (in whole or part) shall occur in the sole discretion of the Transferring Party, who shall have no liability or obligation to the Investor or any Drag-Along Holder other than as set forth in this Agreement or as set forth in any definitive agreements with respect to such Drag-Along Transaction in connection with the negotiation of, structuring, restructuring and cancellation (in whole or part) of such Drag-Along Transaction (it being understood that any consummation or cancellation in part shall apply proportionally based on the number of shares of Common Stock and the Lock-Up Shares, as applicable, that the Transferring Party and each of the Drag-Along Holders are proposing to Transfer).

(c) Notwithstanding anything to the contrary contained herein, each Drag-Along Holder acknowledges and agrees that it shall not be entitled to any governance or similar rights or benefits granted to or otherwise conferred upon the Transferring Party or any of its Affiliates in such Drag-Along Transaction.

5.4. Cooperation. Subject to the other terms in this Section 5, each Drag-Along Holder shall cooperate with the Transferring Party and shall take any and all actions reasonably requested by the Transferring Party in connection with a Drag-Along Transaction, including voting all equity securities in favor of the Drag-Along Transaction and executing any and all agreements and instruments reasonably requested by the Transferring Party, which in each case are no more burdensome than those executed by the Transferring Party. Without limiting the generality of the immediately preceding sentence, each Drag-Along Holder hereby waives any and all dissenters, appraisal, quasi-appraisal or other similar rights such Drag-Along Holder may have in connection with any Drag-Along Transaction.

5.5. Costs. All reasonable out-of-pocket costs and expenses incurred by or on behalf of the Company in connection with any proposed Drag-Along Transaction (whether or not consummated), including all attorneys’ fees and charges, all accounting fees and charges and all finder, brokerage or investment banking fees, charges or commissions, shall be paid by the Company or its Subsidiaries.

5.6. Drag-Along Transaction Not Consummated. In the event that a binding and definitive agreement for the sale or transfer in a Drag-Along Transaction pursuant to this Section 5 is not entered into within one hundred and twenty (120) days after the Investor receives the Drag-Along Notice or the Drag-Along Transaction is not consummated following satisfaction or waiver of all applicable conditions precedent within nine (9) months after the Investor receives the Drag-Along Notice, upon expiration of any definitive agreement for the Drag-Along Transaction then in effect, the Drag-Along Holders shall cease to be bound by the obligations set forth in this Section 5 with regard to such transaction.

Section 6. Election of Directors.

6.1. Nomination Rights. Concurrently with the Closing, the Board shall take such actions as are necessary to increase the size of the Board by one (1) director and appoint a designee of the Investor reasonably acceptable to the Company (an “Investor Designee”) as a member of the Board, in each case, in accordance with the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws and the General Corporation Law of the State of Delaware, to serve as a Class II director and with a term expiring at the 2025 annual meeting of the Company’s stockholders and until his or her successor is duly elected and qualified. Thereafter, until the occurrence of the Fall-Away Event, at any annual meeting of the Company’s stockholders at which the term of an Investor Designee shall expire, the Investor shall have the right to nominate to the Board one (1) Investor Designee as a member of the Board and the Company agrees, to the fullest extent permitted by applicable Law, to include such Investor Designee in the slate of nominees recommended by the Board for election at such annual meeting of the Company’s stockholders and to nominate and recommend such Investor Designee to be elected as a director, and to solicit proxies or consents in favor thereof, and to support the Investor Designee in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees. Notwithstanding anything herein to the contrary, any employee of the Investor with a title of senior vice president (or any title that is of a more senior designation) as of the date hereof shall be deemed reasonably acceptable to the Company for purposes of this Section 6.1, and the Company shall not unreasonably withhold, condition or delay approving any other employee of the Investor with a title of senior vice president (or any title that is of a more senior designation) following the date hereof for purposes of this Section 6.1. The Company acknowledges that, as of the date hereof, the Investor intends to designate Paul Smith as the initial Investor Designee, and the Company deems Paul Smith as a reasonably acceptable designee for purposes hereof should Investor so designate him as the initial Investor Designee.

6.2. Vacancies; Removal. In the event that an Investor Designee shall cease to serve as a director of the Company for any reason, the Investor shall be entitled to designate such person’s successor in accordance with this Agreement, and the remaining directors and the Company shall, to the fullest extent permitted by applicable Law, take all actions necessary at any time and from time to time to cause the vacancy created thereby to be filled by such new Investor Designee as soon as possible. No Investor Designee shall be removed from the Board by the Company without the prior written consent of the Investor, other than for “cause,” as reasonably determined by the Board in good faith.

6.3. Fall-Away. Upon the occurrence of a Fall-Away Event (a) the Investor Designee shall be deemed to have resigned from the Board with immediate effect if so elected by the Company, and the Investor shall cease to have any rights under this Section 6 and (b) Investor shall cause the Investor Designee to deliver to the Company a resignation letter, pursuant to which such Investor Designee shall resign from the Board if so elected by the Company.

6.4. Indemnification; Exculpation; Directors and Officers Insurance; Fees and Expenses. The Company shall add the Investor Designee as a beneficiary to the Company’s directors’ and officers’ liability insurance policy effective from the date such Investor Designee is appointed and shall provide all other contractual, insurance and other director liability indemnification or exculpation coverages and rights provided to other members of the Board. The Company shall enter into an indemnification agreement with each Investor Designee that is on the same form as the indemnification agreements it has entered into with other members of the Board. The Investor Designee shall be entitled to reimbursement of expenses incurred in such capacity on the same basis as the Company provides such reimbursement to the other members of its Board.

6.5. Conditions. As a condition to the appointment of any Investor Designee or nomination for election as a director of the Company pursuant to this Section 6, the Investor agrees and acknowledges that the Company will require:

(a) Any such Investor Designee to provide to the Company all information reasonably requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and representatives in a proxy statement or other filing in accordance with applicable Law or any stock exchange rules or listing standards;

(b) Any such Investor Designee to provide to the Company all information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations; and

(c) Any such Investor Designee to provide to the Company an undertaking in writing by such Investor Designee to agree to recuse himself or herself from any deliberations or discussions of the Board regarding the Transaction Documents and the transactions contemplated hereby if elicited by a majority of the members of the Board.

6.6. Assignment. Except in a connection with a Transfer contemplated by Section 2.1(b)(i), the Investor may not assign its rights under this Section 6 to any other party, provided that, for the avoidance of doubt, if Investor Transfers less than all of its Lock-Up Shares to a controlled Affiliate of Investor Parent, Investor and such controlled Affiliates of Investor Parent shall, subject to Section 6.3, collectively be entitled to appoint one Investor Designee to the Board.

Section 7. Voting. Until the first day on which no Investor Designee serves as a member of the Board and the Investor has no rights (or has irrevocably waived its rights) to nominate to the Board an Investor Designee under Section 6:

7.1. At each meeting of the stockholders of the Company and at every postponement or adjournment thereof, the Investor shall, and shall cause the Investor Parties to, take such action as may be required so that all of the shares of Common Stock beneficially owned, directly or indirectly, by the Investor Parties and entitled to vote at such meeting of stockholders are voted (i) in favor of each director nominated and recommended by the Board for election at such meeting and (ii) against any stockholder nominations for director which are not approved and recommended by the Board for election; provided that no Investor Party shall be under any obligation to vote in the same manner as recommended by the Board or in any other manner, other than in the Investor’s sole discretion, with respect to any other matter, including the approval (or nonapproval) or adoption (or non-adoption) of, or other proposal directly related to, any merger or other business combination transaction involving the Company, the sale of all or substantially all of the assets of the Company and its Subsidiaries or any other change of control transaction involving the Company.

7.2. The Investor shall, and shall (to the extent necessary to comply with this Section 7) cause the Investor Parties to, be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of Common Stock beneficially owned by the Investor or the Investor Parties may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 7.1 at such meetings (including at any adjournments or postponements thereof).

Section 8. Standstill.

8.1. The Investor agrees that until five (5) days after the first day on which no Investor Designee serves on the Board and the Investor has no rights (or has irrevocably waived its rights) to nominate to the Board an Investor Designee under Section 6, without the prior written approval of the Board, the Investor will not, directly or indirectly, and will cause its Affiliates (including any other Investor Parties) not to:

(a) acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any equity securities or direct or indirect rights to acquire any equity securities of the Company, any securities convertible into or exchangeable for any such equity securities, any options or other derivative securities (solely to the extent that, after giving effect to such acquisition, the Investor and its Affiliates would beneficially own, in the aggregate, greater than eighteen percent (18%) of the then outstanding Common Stock on an as-converted basis (which calculation shall, for the avoidance of doubt, include the notional or other number of shares of Common Stock specified in the documentation for any Contract to which any of the Investor Parties are party which is designed to produce economic benefits and risks to any of the Investor Parties that correspond substantially to the ownership by the Investor Parties of shares of Common Stock, except in the case of any such Contract which is settled only in cash));

(b) make or knowingly encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting securities of the Company or any of its Subsidiaries, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or seek election to or to place a representative on the Board or seek the removal of any director from the Board;

(c) make any public announcement with respect to, or offer, seek or propose (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of more than fifty percent (50%) of the assets, properties or securities of the Company or any Subsidiary of the Company, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing;

(d) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, board of directors or policies of the Company or any of its Subsidiaries;

(e) make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing prohibited actions;

(f) advise, assist, knowingly encourage or direct any Person to do, or to advise, assist, knowingly encourage or direct any other Person to do, any of the foregoing prohibited actions;

(g) take any action that would require the Company to make a public announcement regarding any of the events described in or actions prohibited by this Section 8;

(h) enter into any agreements, arrangements or understandings with any third party (including security holders of the Company, but excluding, for the avoidance of doubt, any Investor Parties) with respect to any of the foregoing, including forming, joining or in any way participating in a Group with any third party in connection with any of the foregoing prohibited actions;

(i) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 8; provided that this clause shall not prohibit the Investor Parties from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 8, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that would not reasonably be expected to require public disclosure thereof by any Person; or

(j) contest the validity of this Section 8 or make, initiate, take or participate in any demand, Action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 8;

provided, however, that nothing in this Section 8 will limit the Investor Parties’ ability to (A) vote (subject to Section 7), Transfer (subject to Section 2) or otherwise exercise rights under its Common Stock, (B) designate an Investor Designee and the ability of any Investor Designee to deliberate, vote or otherwise exercise his or her legal duties or otherwise act in his or her capacity as a member of the Board, (C) privately make and submit to the Company and/or the Board any proposal that is intended by the Investor Parties to be made and submitted on a non-publicly disclosed or announced basis (and would not reasonably be expected to require public disclosure by any Person), (D) purchase Common Stock or other Company Securities pursuant to Section 2.2, (E) purchase Common Stock or other Company Securities from TopCo Parent or any of its Affiliates (solely to the extent that, after giving effect to such purchase, the Investor and its Affiliates would not beneficially own, in the aggregate, greater than twenty-five percent (25%) of the then outstanding Common Stock on an as-converted basis (which calculation shall, for the avoidance of doubt, include the notional or other number of shares of Common Stock specified in the documentation for any Contract to which any of the Investor Parties are party which is designed to produce economic benefits and risks to any of the Investor Parties that correspond substantially to the ownership by the Investor Parties of shares of Common Stock, except in the case of any such Contract which is settled only in cash), provided, that the foregoing limitation shall not be applicable to purchases of Common Stock or other Company Securities made pursuant to Section 3 of the Investor Side Agreement), (F) perform or otherwise comply with its obligations, or exercise its rights, under the Development Agreement, or engage in discussions or render services with respect to, consummate or otherwise pursue the transactions contemplated thereby or related thereto or (G) engage in any discussions with, or make or submit proposals to, TopCo Parent or any of its Affiliates intended to be on a non-publicly disclosed or announced basis (and which would not reasonably be expected to require public disclosure by any Person).

The provisions of Section 8 shall be inoperative and of no force or effect if, from and after the date thereof: (a) any Person or group that is not an Affiliate of TopCo Parent shall have acquired or entered into a binding definitive agreement that has been approved by the Board (or any duly constituted committee thereof composed entirely of independent directors) to acquire more than fifty percent (50%) of the outstanding voting stock or equity securities of the Company or the voting power to elect a majority of the Board or assets of the Company or its subsidiaries representing more than fifty percent (50%) of the consolidated assets of the Company and its subsidiaries, taken as a whole, (b) any Person that is not an Affiliate of TopCo Parent commences a tender or exchange offer which, if successful, would result in such Person’s acquisition of beneficial ownership of more than fifty percent (50%) of the outstanding voting stock or equity securities of the Company or the voting power to elect a majority of the Board, and in connection therewith, the Company does not, within ten (10) Business Days after the date of the commencement of such solicitation, file with the SEC a Schedule 14D-9 with respect to such offer that recommends that the Company’s stockholders reject such offer or (c) the Company becoming subject to any voluntary or involuntary reorganization or restructuring process relating to bankruptcy, insolvency or protection of creditors generally.

Section 9. Information Rights; Confidentiality.

9.1. Information Rights. Following the Closing and so long as the Fall-Away Event has not occurred, in order to facilitate (x) the Investor’s compliance with legal and regulatory requirements applicable to the beneficial ownership by the Investor of equity securities of the Company and (y) the Investor’s oversight of its investment in the Company, the Company agrees to provide the Investor with the following:

(a) within ninety (90) days after the end of each fiscal year of the Company, (i) an audited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, (ii) an audited, consolidated income statement of the Company and its Subsidiaries for such fiscal year and (iii) an audited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal year; provided that this requirement shall be deemed to have been satisfied when the Company files its annual report on Form 10-K for the applicable fiscal year with the Securities and Exchange Commission (the “SEC”) (regardless of whether such filing occurs within ninety (90) days after the end of such fiscal year);

(b) within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, (i) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, (ii) an unaudited, consolidated income statement of the Company and its Subsidiaries for such fiscal quarter and (iii) an unaudited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal quarter; provided that this requirement shall be deemed to have been satisfied when the Company files its quarterly report on Form 10-Q for the applicable fiscal quarter with the SEC (regardless of whether such filing occurs within forty-five (45) days after the end of such fiscal quarter); and

(c) reasonable access, to the extent reasonably requested by the Investor, to the offices and the properties of the Company and its Subsidiaries, including its and their books and records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times and as often as the Investor may reasonably request; provided that any investigation pursuant to this Section 8 shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries;

provided that the Company shall not be obligated to provide such access or materials if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (i) violate applicable Law or an applicable order, (ii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege (provided, however, that the Company shall use reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney-client privilege, attorney work product protection or other legal privileges), or (iii) expose the Company to liability for disclosure of personal information; provided, further, that the Parties shall use their commercially reasonable efforts to disclose such information in a manner that would not violate the foregoing. In addition, notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries will be required to provide any information or material that relate to, contain or reflect any analyses, studies, notes, memoranda and other information related to or prepared in connection with any Transaction Document or the transactions contemplated thereby or any matters relating thereto or any transactions with or matters relating to the Investor.

9.2. Confidentiality. The Investor will, and will cause its Affiliates and its and their respective Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to the Investor, its Affiliates or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to this Agreement, including any such information provided pursuant to Section 9.1 (“Confidential Information”) and to use the Confidential Information solely in connection with the Transaction Documents, the Transactions or the Investor’s investment in the Company; provided that the Confidential Information shall not include information that (i) was or becomes generally available to the public other than as a result of a disclosure by the Investor, any of its Affiliates or any of their respective Representatives in violation of this Section 9.2, (ii) becomes available to the Investor, any of its Affiliates or any of their respective Representatives on a non-confidential basis from a source other than the Company or its Representatives; provided that such source is reasonably believed by the Investor not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company or its Affiliates with respect to such information, (iii) is, at the time of disclosure to the Investor by or on behalf of the Company or its Representatives, already in the possession of the Investor; provided that such information is reasonably believed by the Investor not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company or any of its Affiliates, or (iv) was or is independently developed by or on behalf of the Investor without reference to, incorporation of, or other use of any Confidential Information. The Investor agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that Confidential Information may be disclosed solely (A) to the Investor’s Affiliates and its and their respective Representatives on a need-to-know basis or (B) in the event that the Investor, any of its Affiliates or any of its or their respective Representatives are required by applicable Law, Judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances described in this clause (B) the Investor, its Affiliates and its and their respective Representatives, as the case may be, shall use reasonable efforts to provide notice to the Company sufficiently in advance of any such disclosure so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure.

9.3. Assignment. Except in a connection with a Transfer contemplated by Section 2.1(b)(i), the Investor may not assign its rights under this Section 9 to any other party.

Section 10. Reorganization Transactions.

In the event that TopCo Parent or one of its Affiliates enters into a capital reorganization transaction (a “Reorganization”) (whether structured as a contribution, merger, conversion, consolidation, recapitalization or otherwise) in which TopCo Parent, directly or indirectly, exchanges all of its Common Stock for substantially similar equity securities of a newly formed holding company (“New Holdco”), the Investor shall, in connection with such Reorganization, exchange all of its Lock-Up Shares for substantially similar equity securities of New Holdco and, upon such exchange, the Investor shall cease to be a holder of its Lock-Up Shares. Upon the occurrence of a Reorganization, either (a) New Holdco shall assume all obligations of the Company under this Agreement and all references herein to the Company and its Lock-Up Shares (or terms of similar import) would be deemed changed mutatis mutandis to reflect the issuance of the substantially similar equity securities of New Holdco by New Holdco and their attendant rights, privileges, covenants and restrictions and the assumption of this Agreement or (b) the Investor and New Holdco shall enter into a new agreement based on terms that are no less favorable to the Investor than the terms set forth in this Agreement. The Investor agrees to execute any agreements, documents or other instruments in connection with the Reorganization that are reasonably necessary and/or proper to consummate the Reorganization.

Section 11. Miscellaneous Provisions.

11.1. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all matters, claims or Actions (whether at Law, in equity, in Contract, in tort or otherwise) based upon, arising out of or relating to this Agreement, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 11.1 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties. Each Party hereto agrees that service of process upon such Party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 11.5. The Parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY

IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.1(c).

11.2. Amendment.

(a) Except as otherwise expressly set forth herein, this Agreement may only be modified or amended, and provisions hereof may be waived, by an instrument in writing duly executed and delivered by the Parties. Upon obtaining such approvals required by this Agreement, each of the Parties may execute the relevant amendment, restatement, modification or waiver of this Agreement and shall be deemed a party to and bound by such amendment, restatement, modification or waiver of this Agreement.

(b) If this Agreement is amended solely to reflect the substitution of the Investor, in accordance with the terms hereof, such amendment to this Agreement shall be sufficient when it is signed by the Company, the Investor and by the Person to be substituted.

11.3. Termination.

This Agreement shall terminate automatically upon the dissolution of the Company; provided that any Reorganization or any other action taken pursuant to Section 9 shall not constitute a dissolution of the Company for purposes of this Section 11.3; provided, further, that (a) the provisions of this Section 11 shall survive such termination and (b) such termination shall not relieve any Party from any liability for the breach of any obligations set forth in this Agreement prior to such termination.

11.4. Transfer of Lock-Up Shares.

Upon the Transfer of all Lock-Up Shares held by the Investor, the Investor shall cease to be a party to this Agreement and shall have no further rights and obligations hereunder, except with respect to the Investor’s indemnification rights and obligations under Section 4 with respect to indemnifiable matters occurring prior to the date on which Investor Transfers all of the Lock-Up Shares held by it, it being understood that such Transfer shall not relieve the Investor or the Company from any liability for the breach of any obligations set forth in this Agreement prior to such Transfer.

11.5. Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

(a) If to the Company, to it at:

ADT Inc.

1501 Yamato Road

Boca Raton, FL, 33431

Attention: Chief Legal Officer

Email: dsmail@adt.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention: Robert I. Townsend, III

                 O. Keith Hallam, III

                 Sanjay Murti

Email:      RTownsend@cravath.com

                KHallam@cravath.com

                SMurti@cravath.com

(b) If to the Investor, to it at:

State Farm Fire & Casualty Company

One State Farm Plaza

Bloomington, Illinois 61710

Attention: Steve McManus, SVP & General Counsel

Email:        steve.mcmanus.benm@statefarm.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Pran Jha

                Joseph P. Michaels

Email:     Pjha@sidley.com

                Joseph.Michaels@sidley.com

or such other address or email address as such Party may hereafter specify by like notice to the other Party. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

11.6. Specific Performance.

The Parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.1 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither the Company nor the Investor would have entered into this Agreement. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at Law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.6 shall not be required to provide any bond or other security in connection with any such order or injunction.

11.7. Treatment of Certain Transfers.

Any Transfer or attempted Transfer in breach of this Agreement shall be void ab initio and of no effect. In connection with any attempted Transfer in breach of this Agreement, the Company may hold and refuse to transfer any Lock-Up Shares or any certificate therefor, in addition to and without prejudice to any and all other rights or remedies which may be available to it and/or the Investor.

11.8. Counterparts.

This Agreement may be executed in one or more counterparts (including by electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties (including by electronic signature) and delivered to the other Party (including electronically, e.g., in PDF format).

11.9. Severability.

If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law.

11.10. Further Efforts.

Each party hereto shall do and perform or cause to be done and performed, without further consideration, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as the other Party may reasonably request in order to carry out the provisions of this Agreement and to consummate the transactions contemplated hereby.

11.11. Extension of Time, Waiver, Etc.

The Parties may, subject to applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other Party or (b) waive compliance by the other Party with any of the agreements contained herein applicable to such Party or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

11.12. Entire Agreement; No Third-Party Beneficiaries.

This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. No provision of this Agreement shall confer upon any Person other than the Parties and their permitted assigns any rights or remedies hereunder, except that Section 11.14 shall be for the benefit of, and enforceable by, each of the Related Parties.

11.13. No Personal Liability.

To the fullest extent permitted by Law, no director of the Company or its Subsidiaries shall be personally liable to the Company or the Investor as a result of any acts or omissions taken under this Agreement in good faith.

11.14. Non-Recourse.

Each party hereto agrees, on behalf of itself and its Affiliates, that all Actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any other agreement referenced herein or the transactions contemplated hereby or thereby, (b) the negotiation, execution or performance of this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (c) any breach or violation of this Agreement or any other agreement referenced herein, and (d) any failure of the transactions contemplated hereby or under any other agreement referenced herein to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement or, in the case of the other agreements referenced herein, the persons that are expressly named as parties thereof, and, in accordance with, and subject to the terms and conditions of, this Agreement or such other agreement referenced herein, as applicable. In furtherance and not in limitation of the foregoing, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates, that no recourse under this Agreement, any other agreement referenced herein or the transactions contemplated hereby or thereby shall be sought or had against any other Person, and no other Person shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in clauses (a) through (d) of the immediately preceding sentence, it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in clauses (a) through (d) of the immediately preceding sentence. Notwithstanding anything to the contrary herein or otherwise, except as contemplated in the proviso of the first sentence of this Section 11.14, with respect to each party hereto, no past, present or future director, manager, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or Representative or Affiliate of such named party (the “Related Parties”) shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, any other agreement referenced herein or the transactions contemplated hereby or thereby, or the valid termination or abandonment of any of the foregoing.

11.15. No Partnership Status.

Nothing in this Agreement and no actions taken by the Parties under this Agreement shall constitute a partnership, association or other co-operative entity between any of the Parties or constitute any Party the agent of any other Party for any purpose.

11.16. Binding Effect.

This Agreement shall be binding upon the Company, the Investor and permitted successors and assigns of the Investor.

11.17. Further Acknowledgements.

The Investor acknowledges and agrees that the restrictions on transfer set forth in this Agreement are reasonable and have been imposed to accomplish legitimate corporate objectives and may adversely affect the proceeds received by the Investor in any sale, transfer or liquidation of any Lock-Up Shares, and as a result of such restrictions on transfer and ownership, it may not be possible for the Investor to liquidate all or any part of the Investor’s interest in Lock-Up Shares at the time of the Investor’s choosing, in exigent circumstances or otherwise. The Investor further acknowledges and agrees that each of the Company, TopCo Parent and their respective Affiliates shall have no liability whatsoever to the Investor arising from, relating to or in connection with the restrictions on transfer of Lock-Up Shares or any interest therein as set forth in this Agreement, except to the extent the Company fails to comply with its obligations to the Investor pursuant to this Agreement or any of the other Transaction Documents.

11.18. Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Annex, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. In the event that the Common Stock is listed on a national securities exchange other than the NYSE, all references herein to the NYSE shall be deemed to be references to such other national securities exchange. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless if otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

11.19. Assignment.

Except as expressly set forth herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto.

[Remainder of page intentionally left blank]

This Agreement is executed by the Company and the Investor to be effective as of the date first above written.

COMPANY

ADT INC.

By:	/s/ Jeff Likosar
Name: Jeff Likosar
Title: President, Corp. Dev. and Chief Transformation Officer

Signature Page to Investor Rights Agreement

INVESTOR

STATE FARM FIRE & CASUALTY COMPANY

By:	/s/ Paul Smith
Name: Paul Smith
Title: Senior Vice President

Signature Page to Investor Rights Agreement